Exhibit 3.1

CITYFUNDS SERIES #_______

A SERIES OF CITYFUNDS I, LLC

THIS SERIES OPERATING AGREEMENT, dated as of ______, 2021 (“Series Operating Agreement”), is entered into by and between certain members of Cityfunds I, LLC, a Delaware series limited liability company (the “Company”) associated with the Series #______ (this “Series”), as such Members are set forth on a separate Schedule A to the Limited Liability Company Agreement of the Company (the “Master Operating Agreement”), and the manager of this Series (the “Manager”). Capitalized terms used herein and not otherwise defined are used as defined in the Master Operating Agreement, dated and effective as of April 26, 2021, as may be amended from time to time.

WHEREAS, the Manager of this Series and the Members associated with other Series of the Company have heretofore formed a series limited liability company under the provisions of the Delaware Limited Liability Company Act (the “Act”) as a result of filing the Certificate of Formation with the Secretary of State of the State of Delaware on April 26, 2021and by entering into the Master Operating Agreement;

WHEREAS, it is intended by the parties hereto to create a separate Series in accordance with Section 215 of the Act; and

WHEREAS, it is intended by the parties hereto that except as otherwise provided for in the Master Operating Agreement or agreed to by the Members associated with this Series, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to this Series shall be enforceable only against the assets of this Series, and not against the assets of the Company generally or any other Series.

NOW THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties, intending to be legally bound, hereby agree as follows:

1. New Series. In accordance with Section 2.2 of the Master Operating Agreement, the Manager of the Company and the Members listed as being associated with this Series in Schedule A to the Master Operating Agreement agree that this Series is hereby created, which shall be a “Series” for purposes of the Master Operating Agreement.

2. Name of New Series. The name of the Series created by this Series Operating Agreement shall be Series #________ a series of Cityfunds I, LLC (this “Series”).

3. Agreement to be Bound. Each of the Members listed on Schedule A to the Master Operating Agreement who execute this Series Operating Agreement in their capacities as members of the Company associated with this Series, agree to be bound by the terms and provisions of the Master Operating Agreement and this Series Operating Agreement.

4. Manager. The Manager of this Series shall be Cityfund Manager, LLC.

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5. Management. The Manager will expressly have such powers as granted in this Series Operating Agreement, Article V of the Master Operating Agreement and the Act. The Manager will have the power to manage the business and affairs of this Series, to make all decisions with respect to the business and affairs of this Series and to perform any and all other acts that are customary or incidental to the management of the business and affairs of this Series.

6. Management Fee. The Management Fee for this Series shall be as defined in Section 6.1 of the Master Operating Agreement.

7. Officers. The Manager may, at any time and in its sole discretion, appoint officers to aid in the management of this Series.

8. Purpose. The separate purpose of this Series shall be investing, directly or indirectly, in residential real estate properties in the ________ statistical area (each a “city”) in the United States. This Series will buy, sell, hold, and otherwise invest in or dispose of single family residential real estate properties in ________ and exercise all rights, powers, privileges, and other incidents of ownership or possession with respect to such assets held or owned by such Series.

9. Distributions. Distributions shall be made in accordance with Section 8.7 of the Master Operating Agreement and, except as otherwise provided herein, the Series shall first use available assets to pay outstanding debts and obligations, if any, of the Series. Then, subject to Section 8.7 of the Master Operating Agreement, the Series shall make distributions, at such times and intervals as the Manager shall determine, in its sole discretion, with respect to assets attributable to the Series, in the following proportions and order of priority:

a. First, to the Series Members, pro rata in accordance with their Capital Contribution amounts attributable to this Series, until each such Series Member has received aggregate distributions in an amount equal to such Series Member’s Capital Contribution amount attributable to this Series; and

b. Then (1) zero percent (0%) of the remainder to the Manager and the remainder to the other Series Members, pro rata in accordance with their Series Interest in Series.

10. Liquidation. The Series shall wind up and the Series shall liquidate pursuant to Section 10.3 of the Master Operating Agreement. Pursuant to such liquidation, the assets of the Series or the proceeds from the distribution shall first be paid or distributed in accordance with Section 10.3.2(a) of the Master Operating Agreement, and then in the order of priority of Section 9 of this Series Operating Agreement.

11. Headings. The headings in this Series Operating Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent, or intent of this Series Operating Agreement or any provision hereof.

12. Severability. The invalidity or unenforceability of any particular provision of this Series Operating Agreement shall not affect the other provisions hereof, and this Series Operating Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

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13. Integration. This Series Operating Agreement and the Master Operating Agreement, including all schedules and exhibits thereof, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.

14. Indemnification. All Series Indemnified Parties shall be indemnified as provided in Section 11.2 of the Master Operating Agreement.

15. Counterparts. This Series Operating Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

16. Governing Law. This Series Operating Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Series Operating Agreement as of the date first above written.

CITYFUND MANAGER, LLC

By:	Compound Asset Management, LLC
its Managing Member

By:
Name:	Jesse Stein
Title:	Manager

By:	Nada Asset Management LLC
its Managing Member

By:
Name:	John Green
Title:	Manager

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